UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 22, 2016

CROSSROADS CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

128 N. 13th Street, #1100 Lincoln, Nebraska 68508
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (402) 261-5345

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

On January 25, 2016, Crossroads Capital, Inc. (the “Company”) issued a press release announcing its plan to pursue the sale of its existing portfolio investments with the intention of distributing cash proceeds to shareholders and that it has amended its investment objective to now be the preservation of capital and maximization of shareholder value.

While the Company’s Board of Directors (the “Board”) plans to distribute cash proceeds to shareholders from the sale or other monetization of portfolio investments, no assurance can be given regarding the timing of or values realized from such transactions.  Further, while the Board will adhere to its previously announced determination not to invest in new venture companies, the Company may consider making opportunistic follow-on investments in its existing portfolio companies.  The Board reserves the right to modify or terminate this plan at any time or to consider additional strategic alternatives.

Item 8.01     Other Events.

Change in Investment Objective

On January 22, 2016, the Board approved a change in the Company’s investment objective to:

“The Company's new investment objective is to preserve capital and maximize shareholder value. The Company seeks to achieve its investment objective by pursuing the sale of its portfolio investments, limiting expenses and deploying surplus cash as appropriate, including into yielding investments to offset operating expenses.”

Amendment to Share Repurchase Program

The Board recently approved an amendment to the Company’s stock repurchase program to allow for greater flexibility, by narrowing the current “blackout” periods during which the Company is prohibited from purchasing shares, and increasing the size of the program from $1 million to $2 million.  This stock repurchase program will expire on May 10, 2016, but may be extended, modified or discontinued at any time for any reason.

A copy of the Company’s press release dated January 25, 2016, is attached as Exhibit 99.1, and is incorporated herein by this reference.

Item 9.01  Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 25, 2016		CROSSROADS CAPITAL, INC.

		By:	/s/ Ben H. Harris
Ben H. Harris
President and Chief Executive Officer

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